FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	12/01/11
Settle Date	12/07/11
Security Name	NY MTA 5% 11/15/24
CUSIP	59259YKZ1
Price	$110.114
Transaction Value	$7,256,512.50
Class Size	369,925,000
% of Offering	1.78%
Underwriter Purchased From	Ramirez & Co., Inc.
Underwriting Members: (1)	Ramirez & Co., Inc.
Underwriting Members: (2)	Loop Capital Markets
Underwriting Members: (3)	Barclays Capital
Underwriting Members: (4)	Bank of America Merrill Lynch
Underwriting Members: (5)	Citigroup Global Markets Inc.
Underwriting Members: (6)	Goldman, Sachs & Co.
Underwriting Members: (7)	J.P. Morgan Securities LLC
Underwriting Members: (8)	Jefferies & Company, Inc.
Underwriting Members: (9)	Morgan Stanley & Co. LLC
Underwriting Members: (10)	Siebert Brandford Shank & Co.
Underwriting Members: (11)	BB&T Capital Markets
Underwriting Members: (12)	Duncan-Williams, Inc.
Underwriting Members: (13)	Edward D. Jones & Co.
Underwriting Members: (14)	Fidelity Capital Markets
Underwriting Members: (15)	FirstSouthwest
Underwriting Members: (16)	Jackson Securities LLC
Underwriting Members: (17)	M.R. Beal & Company
Underwriting Members: (18)	Morgan Keegan
Underwriting Members: (19)	Raymond James & Associates
Underwriting Members: (20)	Piper Jaffrey
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Rice Financial Products Company
Underwriting Members: (23)	Roosevelt & Cross, Inc.
Underwriting Members: (24)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (25)	TD Securities (USA) LLC
Underwriting Members: (26)	Wells Fargo Securities